"Promptly upon  receiving   the  consents
of  the   WPP4   unitholders   holding  a
majority in interest of the  units,  WPP4
will  proceed  with  the  proposed  Sales
and Plan of Liquidation resulting in cash
distributions   to   the   unitholders of
approximately $43 per unit."




                             The Windsor Corporation
                             6160 South Syracuse Way
                           Greenwood Village, CO 80111

                              VERY IMPORTANT NOTICE
                       PLEASE READ AND RESPOND IMMEDIATELY
May 7, 1999

Re: Windsor Park Properties 4 ("WPP4") Consent Solicitation Statement; Proposed Sales and Plan of Liquidation

Dear WPP4 Unitholder:

         In response to many, many unitholders' requests, we have worked diligently over the last 18 months to be in a position to wrap up Windsor Park Properties 4 and make final distributions to unitholders. Today, I am very pleased to announce that the Managing General Partner of WPP4 has been able to restructure one of its managed entities (N' Tandem Trust, a real estate investment trust) to allow it to immediately acquire the ownership interests remaining in WPP4 for cash, which will enable WPP4 to proceed with a plan of liquidation whereby unitholders will receive liquidating distributions of approximately $43 per unit (the "Sales and the Plan of Liquidation").

         However, in order to proceed with the Sales and the Plan of Liquidation, unitholders holding a majority in interest of WPP4 units must consent to the transaction by marking the enclosed consent cards to consent to the Sales and the Plan of Liquidation.

         Promptly upon receiving the consents of the WPP4 unitholders holding a majority in interest of the units, WPP4 will proceed with the proposed Sales and Plan of Liquidation.

         FAILURE TO CONSENT AND/OR AN ABSTENTION COUNT AS "NO" VOTES. PLEASE MAKE YOUR DESIRES COUNT AND "CONSENT" TO THE PROPOSED TRANSACTION.

         One of our challenges in liquidating WPP4 has been the nature of the ownership interests held by WPP4. Six of the seven assets held by WPP4 were in the form of a joint venture or partial ownership interest, meaning one or more other Windsor limited partnerships also owns a percentage of the property. This has significantly impaired the marketability of the assets, as most outside parties would require a substantial discount to purchase a minority interest in a property. We have worked closely with N' Tandem to prepare a structure that would provide to the WPP4 unitholders with substantial benefits.

         In approving the Sales and Plan of Liquidation the General Partners considered the following positive factors and benefits to unitholders:

o The Properties in which the Partnership holds ownership interests have been independently appraised by appraisers certified by the Appraisal Institute;

o N' Tandem is willing to purchase all of the Partnership's assets and is paying the full Appraised Value for the Partnership's assets, without a discount for the fact that the Partnership owns only a minority ownership interest in the majority of the Properties;

o The aggregate net purchase price of $8,478,950 being paid by N' Tandem exceeds $5,238,500, the net book value of the Partnership's assets, by $3,314,650;

o Due to N' Tandem's familiarity with the Partnership's assets, it is willing to purchase the Partnership's assets "as-is," and without representations and warranties from the Partnership;

o Because N' Tandem is buying the Partnership's assets in a single transaction, and is buying such assets without representations and warranties from the Partnership, the General Partners will be able to wind up the Partnership, and make full liquidating distributions (without any holdback for future contingencies) promptly upon the approval of the Sales and the Plan of Liquidation by the unitholders;

o The estimated net liquidating proceeds payable in connection with the Sales ($43.36 per Unit) are substantially higher than those offered to Limited Partners on February 1, 1999 in connection with a tender offer for up to 4.9% of the Partnership's outstanding Units made by Everest Investors 9, LLC, a party unaffiliated with the Partnership, N' Tandem or Chateau, in the amount of $30 per Unit;

o The Sales do not involve any brokerage commissions payable by the Partnership, resulting in a savings to the Partnership estimated to be between $356,153 and $712,306 (based upon brokerage fees of 3% to 6% typically paid by sellers of properties); and

o The Sales are subject to the approval of unitholders holding not less than a majority of the issued and outstanding Units.

         WE URGE YOU TO TAKE THE TIME TO READ THE ENCLOSED CONSENT SOLICITATION STATEMENT WHICH DESCRIBES IN SUBSTANTIAL DETAIL THE PROPOSED SALES AND THE PLAN OF LIQUIDATION, AND RETURN YOUR BLUE CONSENT CARD IN THE PREPAID ENVELOPE PROVIDED. MAKE YOUR WISHES COUNT BY CONSENTING TO THE SALES AND THE PLAN OF LIQUIDATION. PLEASE REMEMBER, FAILURE TO CONSENT AND/OR AN ABSTENTION COUNT AS "NO" VOTES. THIS IS YOUR OPPORTUNITY TO LIQUIDATE YOUR INVESTMENT IN THE UNITS FOR CASH.

         SHOULD YOU HAVE ANY QUESTIONS ABOUT THE PROPOSALS, PLEASE DO NOT HESITATE TO CALL ARLEN CAPITAL, THE FIRM'S ADMINISTRATIVE AGENT IN CONNECTION WITH THE PROPOSALS, AT (800) 553-4039.

Very truly yours,


Steven G. Waite
President

Enclosures